Exhibit 10.20

EXECUTION COPY

THIS EMPLOYMENT AGREEMENT is entered into as of the [8] day of September 2008.

BETWEEN:	TOUCHTUNES MUSIC CORPORATION, a Delaware corporation, with an office at 740 Broadway, Suite 1102, New York, New York;

(hereinafter referred to as the “Corporation”)

AND:	MR. ROBERT WEINSCHENK, residing at 4316 Rio Robles Drive, Austin, TX 78746;

(hereinafter referred to as the “Executive”)

IT IS AGREED AS FOLLOWS:

WHEREAS the Corporation has entered into an Agreement and Plan of Merger, dated as of August 26, 2008 (the “Merger Agreement”), by and between the Corporation, National Broadcast Media Corp., d/b/a Barfly Interactive Networks (“Barfly”), NMB Merger Sub, Inc., a wholly-owned subsidiary of the Corporation, and James C. Weaver as Shareholders’ Representative;

WHEREAS the Corporation wishes to employ Executive, and Executive wishes to be employed by the Corporation.

WHEREAS separate and apart from the Corporation’s employment of Executive, the Merger Agreement provides for the exchange of Executive’s ownership interest in Barfly for an ownership interest in the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the parties hereto agree as follows:

1.	At Will Employment

1.1	The Corporation hereby agrees to employ Executive, and Executive hereby accepts employment with the Corporation, upon the terms set forth in this Agreement, on an “at-will” basis. This Agreement shall not be construed as an agreement, either expressed or implied, to employ Executive for any stated term. The employment relationship shall be freely terminable for any reason by either party at any time, subject to Section 9. This Agreement shall become effective on the date on which Executive’s employment with the Corporation begins, which the parties agree shall be [ ].

2.	Duties

2.1.	The Corporation hereby confirms having agreed to engage Executive as a Senior Vice President of the Corporation for Barfly operations. Executive’s duties, responsibilities and authority shall be substantially similar to his duties, responsibilities and authority for the operations of Barfly prior to the Merger (as such term is defined in the Merger Agreement), recognizing that his position and title, however, will be as a Senior Vice President of the Corporation. In such capacity, Executive shall perform such duties and exercise such powers pertaining to such role for the Corporation and its affiliates as determined by the Board of Directors of the Corporation after the Closing (as defined in the Merger Agreement).

2.2.	By his acceptance hereof, Executive agrees to devote substantially all of his working time, attention and skill to the Corporation and to make every reasonable effort necessary to promote the success of the Corporation’s business and perform adequately the duties that are assigned to him. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Corporation and any changes therein which may be adopted from time to time by the Corporation.

3.	Reporting procedures

3.1.	Executive shall report directly to the President and Chief Executive Officer of the Corporation or such other person as designated by the Corporation from time to time.

4.	Remuneration

4.1.	The annual base salary payable to Executive for his services hereunder shall be U.S. $275,000 exclusive of bonuses, benefits and other compensation. The Executive’s base salary will be payable in periodic installments in accordance with the Corporation usual practice for its executives pursuant to the provisions of this Section 4, less any deductions or withholdings required by law.

The Corporation shall provide Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation.

5.	Bonus

5.1.

Executive shall be eligible to earn an annual bonus, with the target bonus equal to 50% of his base salary. Such bonus shall be prorated for 2008. Such bonus will be based upon the achievement of performance objectives recommended by the President and Chief Executive Officer of the Corporation and approved by the compensation committee of the Corporation. Any such bonus shall be payable within the guidelines set by the compensation committee of the Corporation, and in no event later than 2- 1/2 months after the year in which the right to the bonus vests.

6.	Vacation

6.1.	Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Corporation. Should Executive decide not to or be unable because of his duties under this Agreement to take all the vacation to which he is entitled in any fiscal year, Executive shall be entitled to take up to one (1) week of such vacation in the next following fiscal year.

7.	Expenses

7.1.	Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses incurred by Executive from time to time in connection with carrying out his duties hereunder. For all such expenses, Executive shall furnish to the Corporation supporting evidence for expenses in respect of which Executive seeks reimbursement.

7.2.	The Corporation shall also reimburse Executive for reasonable cost of training and professional development.

7.3.	The Corporation shall provide Executive with adequate support and equipment to perform his duties.

8.	Termination

8.1.	This Agreement may be terminated, except for any continuing obligations hereunder set forth in Section 8.2:

a. At any time, for Cause, by written notice from the Corporation to Executive. For purposes of this Agreement, “Cause” means cause for dismissal without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, willful and reckless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, or serious breach of duty not corrected within thirty (30) days of notice to that effect and discriminatory employment practices governed by statute.

b. At any time, for Good Reason, by written notice from Executive to the Corporation. For purposes of this Agreement, “Good Reason” means if: (i) the Corporation fails to pay Executive any compensation or benefits due under this Agreement and such failure is not be remedied within ten (10) days after receipt of written notice from Executive specifying such failure; (ii) the Corporation materially breaches any other material provision of this Agreement and such breach is not remedied within 30 days after receipt by the Corporation of written notice from Executive specifying such breach; (iii) the Corporation requires Executive to relocate his principal place of employment to a location that is more than 25 miles from its current location; (iv) the Corporation reduces Executive’s base salary or (v) there is any diminution in Executive’s position, authority or duties.

c. Upon thirty (30) days’ notice in writing from Executive to the Corporation, specifying his intention to resign, in which event the Corporation shall only be obliged to pay Executive his annual base salary hereunder for such remaining part of the period specified in the notice from Executive, other than accrued vacation and any other amounts or benefits to which Executive was entitled as of and through the termination date, and the Corporation shall have no further obligations.

d. Immediately upon the death or permanent disability of Executive. Executive shall be deemed to have become permanently disabled in the event of any mental incapacity or physical disability of such severity that Executive shall have been unable to attend to any normal duties with the Corporation for more than nine (9) consecutive months in any year or for twelve (12) months out of any period of twenty-four (24) consecutive months during the employment period.

8.2.	In the event of termination of Executive’s employment by the Corporation without Cause or Executive’s termination for Good Reason, the Corporation shall, subject to the Executive’s execution and delivery to the Corporation of a release and covenant not to sue in substantially the form attached hereto as Exhibit A, pay Executive, for a period of six (6) months after the date of termination of Executive’s employment, Executive’s base salary as in effect on the date of termination, with such amount payable in accordance with normal and then current payroll practices of the Corporation. In the event of a termination of Executive’s employment other than as set forth in the foregoing sentence, Executive shall not be entitled to any payments following termination, other than accrued salary, accrued vacation and any other amounts or benefits to which Executive was entitled as of and through the termination date.

9.	Tax Considerations

9.1.	This Agreement shall be interpreted to ensure that the payments made to Executive are exempt from, or comply with, Section 409A of the Internal Revenue Code, as amended (the “Code”). This Agreement shall be deemed amended to the extent necessary to avoid imposition of any additional tax or accelerated income recognition prior to actual payment to or receipt by Executive of amounts or benefits hereunder pursuant to Section 409A of the Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder, and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard; provided however that no deemed amendment shall occur to the extent it would effect a material decrease in the value of benefits provided to Executive hereunder, in which case the parties shall cooperate in good faith to reform this Agreement both to preserve the value of the benefits intended to be provided to Executive hereunder and to avoid imposition of any additional tax or accelerated income recognition as a result of application of Section 409A. However, nothing in this Agreement imposes on the Corporation or any other entity or individual any tax liability of Executive, including any tax or penalties due under Section 409A of the Code. To the extent required by Section 409A of the Code, the reimbursement described in Section 8 will not be paid later than December 31 of the second calendar year following the year in which Executive terminates employment.

9.2.

The payments described in Section 8.2 (payment in the event of termination of Executive’s employment by the Corporation without Cause or Executive’s termination for Good Reason) (“Severance Payment”) shall be made only upon a separation from service, within the meaning of Section 409A of the Code. Severance Payments shall not be made unless Executive executes the release and covenant not to sue described in Section 8.2, and such release has become irrevocable, by the 60th day following Executive’s separation from service. Severance Payments otherwise due within the first 60 days following separation from service shall, instead, be paid on the 60th day following separation from service (or, if not a business day, on the first business day thereafter), even if the release and covenant not to sue becomes irrevocable before that date, except that payment shall be made when the release and covenant not to sue becomes irrevocable (or, if later, on the first business day on or after the 30th day following separation from service) if such earlier date falls within the same calendar year as the first business day on or after the 60th day following separation form service.

10.	Confidentiality

10.1.	Except to perform his duties under the Agreement, Executive shall not, directly or indirectly, without the specific prior written consent of the Corporation, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for Executive’s own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Corporation Group, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Corporation Group’s business, or (ii) any non-public data or statistical information of the Corporation Group, whether created or developed by the Corporation Group or on its behalf or with respect to which Executive may have knowledge or access (including, without limitation, any of the foregoing created or developed by Executive), it being the intent of the Corporation Group and Executive to restrict Executive from disseminating or using any data or information that is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Corporation Group (the “Confidential Information”). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

a.	Information that, at the time of disclosure under this Employment Agreement or during Executive’s employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Executive’s employment, becomes part of the public domain by publication or otherwise through no action or fault of Executive or any other party subject to an obligation of confidentiality;

b.	Information that Executive discloses to his legal counsel, tax advisor, or accountant (“Executive’s advisors”); provided Executive’s advisors agree to comply with this Section 10;

c.	Information that the Corporation authorizes Executive to disclose in writing; or

d.	Information that Executive is required to disclose pursuant to a final court order; provided, that Executive has used reasonable efforts to advise the Corporation Group prior to the issuance of such court order that Confidential Information has been requested to enable the Corporation Group an opportunity to contest prior to any such disclosure.

For purposes of this Agreement, “Corporation Group” means TouchTunes Corporation and its subsidiaries and affiliates.

10.2.	This undertaking to respect the confidentiality of the Confidential Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of Executive’s employment with the Corporation for a period of two (2) years following the date of such termination.

11.	Non-solicitation

11.1.	Executive agrees that he shall not, during his employment and for a period of twelve (12) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or the engagement of or otherwise entice away from the employment of the Corporation Group, any individual who is employed by the Corporation Group at the time of the termination of Executive’s employment or who was employed by the Corporation Group in the six (6) month period preceding the termination of Executive’s employment.

12.	Non-competition

12.1.

Executive agrees that during the Employment Term and for a period of twelve (12) months after Executive ceases to be employed by the Corporation, Executive shall not, directly or indirectly, for Executive’s own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Executive holds less than 5% of the outstanding shares) engage in (i) (a) computer, video, personal digital assistant or cell phone interactive applications, (b) short message services (SMS) or point to point messaging services, or (c) digital signage or advertising and promotion, in the case of clause (a), (b) or (c), in (1) any restaurant or bar establishment, or (2) any establishment within a specific sub-sector of the retail or entertainment industries if the Corporation Group installs one or more of its products in such sub-sector (“Covered Establishments”), (ii) any business that develops, manufactures, or sells digital jukeboxes other than digital jukeboxes that utilize compact discs as the music source, (iii) any business that develops, manufactures, or sells to Covered Establishments interactive video multi-game amusement-only entertainment devices (other than devices marketed for personal use at home and in other non-public places) located on countertops and operated with a touch screen that operate wired or wirelessly, and directly or indirectly, accept payment via coins, paper money tokens, credit cards or other payment systems and may or may not be connected to a jukebox, or (iv) any other business or enterprise worldwide that competes with the business of the Corporation Group or that competes with any proposed business of the Corporation Group for which the Corporation has developed specific plans and is actively pursuing such plans during Executive’s employment with Corporation.

13.	Intellectual Property

13.1.	or the purposes of this Agreement, the term “Inventions” means ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including but not limited to devices, processes, drawings, works of authorship, computer programs, methods and formulas together with any improvement thereon or thereto, derivative works therefrom and know-how related thereto made, developed or conceived by Executive while at the employment of the Corporation during working hours using the Corporation’s data or facilities and which relates to the Corporation’s areas of business.

13.2.	Executive shall assign and hereby does assign all Inventions to the Corporation. Executive shall disclose all Inventions in writing to the Corporation, shall assist the Corporation in preparing patent or copyright applications for Inventions, and execute said applications and all other documents required to obtain patents or copyrights for those Inventions and/or to vest title thereto in the Corporation, at the Corporation’s expense, but for no additional consideration to Executive. In the event that the Corporation requires assistance under this Section after termination of employment, Executive shall provide such assistance at the cost and expense of the Corporation.

13.3.	During the term of this Agreement or after termination, on request of the Corporation and at the cost and expense of the Corporation, Executive shall execute specific assignments in favor of the Corporation or nominees of any of the Inventions covered by this Section, as well as execute all papers and perform all lawful acts that the Corporation considers reasonably necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights for the Inventions, and for transfer of any interest Executive may have, and shall execute any and all papers and lawful documents required or necessary to vest title in the Corporation or its nominee in the Inventions.

14.	Enforceability

14.1.	Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this Agreement, including, without limitation those contained in Sections 11 to 15 hereof, are reasonable and valid.

Without limiting the remedies available to the Corporation, Executive hereby expressly acknowledges and agrees that a breach of the covenants contained in Sections 11 to 15 may result in materially irreparable harm to the Corporation for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by the provisions of Sections 11 to 15 or such other relief as may be required to enforce specifically any of the covenants of Sections 11 to 15. Such proceedings shall not preclude the Corporation from claiming for damages that it has suffered.

15.	Return of Materials

15.1.	All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation Group or any of its associates that may come into the possession or control of Executive shall at all times remain the property of the Corporation Group or associate, as the case may be. On termination of Executive’s employment for any reason, Executive agrees to deliver promptly to the Corporation all such property of the Corporation Group in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation Group.

16.	Withholding

16.1.	The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.	Notices

17.1.	All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested or sent by overnight courier to the person and address set forth under each party’s name in the signature page hereof, or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth business day following the date on which such communication is posted.

18.	Governing Law

18.1.	To the extent not preempted by United States federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

19.	Severability

19.1.	It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Executive and the Corporation consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Corporation’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

20.	No assignment

20.1.	This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Corporation may be merged or which may succeed to the Corporation’s assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

21.	Survival of covenants

21.1.	Insofar as any of the obligations contained in this Agreement are capable of surviving termination of this Agreement they shall so survive and continue to the Parties notwithstanding the termination of this Agreement for whatsoever reason.

22.	Complete understanding

22.1.	Once signed, this Agreement replaces all prior written and/or oral agreements between Executive and the Corporation with regard to Executive’s terms of employment with the Corporation. This Agreement may not be modified orally, but only in an agreement in writing signed by both parties. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

22.2.	This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

23.	Legal advice

23.1.	Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

TOUCHTUNES MUSIC CORPORATION

By:

	Address:	740 Broadway, Suite 1102
New York, New York 10003

EXECUTIVE

/s/ Robert Weinschenk
Robert Weinschenk

Address:	4316 Rio Robles Drive
Austin, TX 78746

Signature Page to Employment Agreement

Exhibit A

TOUCHTUNES HOLDING CORPORATION

SEPARATION AGREEMENT AND

GENERAL RELEASE AND WAIVER OF CLAIMS

In connection with the termination of the employment of Robert Weinschenk (“Executive”) with TouchTunes Holding Corporation (the “Corporation”) or any of its subsidiaries, including National Broadcast Media Corp., d/b/a Barfly Interactive Networks, and in exchange for the payment by the Corporation to Executive of certain severance amounts as provided below, Executive hereby provides Corporation with the following general release and waiver of claims (this “Release and Waiver”) on this      day of             , 20[    ].

1. Executive General Release. Executive agrees that he has received payment in full of any and all outstanding obligations owed to Executive by the Corporation and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive hereby and forever discharges and releases the Corporation and all Releasees from any and all claims, damages, complaints, costs, expenses, charges, duties, indemnities, obligations or causes of action of every kind and nature, in law, equity or otherwise, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, that Executive may possess against the Corporation or any Releasee arising from any omissions, acts or facts that have occurred on or before the date hereof, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment with the Corporation or any of its subsidiaries, or the termination of that employment;

(b) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, and the Older Workers Benefit Protection Act;

(d) except for claims relating to or arising out of the Stock Option Agreement, dated [    ], between Executive and the Corporation, as amended, any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Corporation or any of its subsidiaries, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state of federal law;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the compensation received by Executive in consideration for this Release and Waiver; and

(h) any and all claims for attorney fees and costs.

The release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations that cannot be waived or released as a matter of law, or any obligations incurred or due under this Release and Waiver.

2. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he/she is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA Rights”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he/she has been advised that:

(a) Executive should consult with an attorney prior to executing this Release and Waiver;

(b) Executive has up to twenty-one (21) days to consider the waiver of his/her ADEA Rights and to consult with counsel;

(c) Executive has seven days after he/she has executed this Release and Waiver to revoke the release of his/her ADEA Rights (the “Revocation Period”); and

(d) nothing in this Release and Waiver prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Release and Waiver, the nature of the separation, the contents and terms of this Release and Waiver and the consideration for this Release and Waiver (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to his/her immediate family members, a Court in proceedings to enforce the terms of this Release and Waiver, Executive’s counsel, and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns. Executive further acknowledges and confirms that he/she will comply with his/her obligations with respect to the confidential and proprietary information of the Corporation and any of its subsidiaries that governed his/her employment.

4. Non-Disparagement. Executive agrees to refrain from any defamation, libel or slander of the Corporation or any Releasee. The Corporation shall instruct its directors and executive officers to refrain from any defamation, libel or slander of the Executive.

5. Severability. In the event that any provision in this Release and Waiver becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Release and Waiver shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

6. Voluntary Execution of Release and Waiver. Executive executes this Release and Waiver voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by the Corporation. Executive acknowledges that:

(a) Executive has carefully read this Release and Waiver and understands all of its terms and consequences and the full and final release of claims set forth above;

(b) Executive has had adequate time to consider the terms of this Release and Waiver and knowingly and voluntarily entered into it;

(c) Executive has not relied upon any representation or statement, written or oral, not set forth in this Release and Waiver;

(d) the only consideration for signing this Release and Waiver is as set forth herein;

(e) the consideration received for executing this Release and Waiver is greater than that to which Executive would have otherwise been entitled;

(f) Executive was given the opportunity, and advised, to have this Release and Waiver reviewed by an attorney and tax advisor prior to signing such document and has been represented in the preparation, negotiation, and execution of this Waiver and Release by legal counsel of his/her own choice or has voluntarily declined to seek such counsel; and

(g) Executive understands the legal and binding effect of this Release and Waiver.

TOUCHTUNES HOLDING CORPORATION

Dated:
By:
Title:

EXECUTIVE

Dated:
Robert Weinschenk

NATIONAL BROADCAST MEDIA CORP.

AMENDMENT NO. 1 TO STOCK RESTRICTION AGREEMENT

This Amendment No. 1 to Stock Restriction Agreement (this “Amendment”) is entered into as of September 5, 2008, by and between National Broadcast Media Corp., a Texas corporation (the “Company”), and Bob Weinschenk (“Executive”).

R E C I T A L S

WHEREAS, the Company and Executive are parties to the Stock Restriction Agreement dated as of June 25, 2007 (the “Restriction Agreement”) whereby vesting terms were imposed on the 8,155,000 shares of Common Stock of the Company held by Executive;

WHEREAS, Executive owns 2,931,000 vested shares in the Company and 5,224,000 unvested shares in the Company (together, the “Subject Shares”).

WHEREAS, the Company is in negotiations to engage in a merger (the “Merger”) with NBM Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of TouchTunes Music Corporation (“TouchTunes”) whereby the Company will become a wholly owned subsidiary of TouchTunes;

WHEREAS, it is a condition to the Merger that the Executive enter into an Employment Agreement with TouchTunes (the “New Employment Agreement”); and

WHEREAS, in view of the pending Merger and the New Employment Agreement, Executive and the Company desire to effect certain amendments to the Restriction Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Amendment to Section 1 of the Restriction Agreement. Section 1 of the Restriction Agreement shall be amended automatically immediately prior to the consummation of the Merger, without any further action on the part of the Company or Executive, to read in its entirety as follows:

“1. Shares Subject to Repurchase Option.

(a) Effective upon the consummation of the merger of NBM Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of TouchTunes Music Corporation (“TouchTunes”), with and into the Company whereby the Company will become a wholly owned subsidiary of TouchTunes (“TouchTunes Merger”), 4,893,000 of the Subject Shares shall be vested and, therefore, no longer subject to the Repurchase Option (as defined below).

(b) Subject to Section 1(c) and Section 6 hereof, so long as Executive remains an employee of TouchTunes following the consummation of the TouchTunes

Merger, the remaining 3,262,000 Subject Shares that were not vested as of the consummation of the Merger shall become vested and released from the Repurchase Option in twenty-four (24) equal monthly installments commencing from September 1, 2008 and continuing through August 31, 2010.

(c) Notwithstanding Section 1(b) hereof and prior to giving effect to Section 2 hereof, if, within the 24-month period immediately following the consummation of the TouehTunes Merger, Executive’s employment with TouchTunes and its “Affiliates,” as defined below, is terminated by TouchTunes without “Cause,” as defined below, or by Executive for “Good Reason,” as defined below, all Subject Shares that have not vested in accordance with Section 1(b) hereof shall become automatically vested and released from the Repurchase Option.”

2. Amendment to Section 2(a) of the Restriction Agreement. Section 2(a) of the Restriction Agreement shall be amended automatically immediately prior to the Merger, without any further action on the part of the Company or Executive, to read as follows:

2. Company Repurchase Option

“(a) Except as provided for in Sections 1(c) and 6, in the event that Executive’s status as an employee of or service provider to the Company terminates for any reason or no reason, including death or disability, the Company shall, upon the effective date of such termination (as reasonably fixed and determined by the Company), have an irrevocable, exclusive option to repurchase (the “Repurchase Option”) any or all of the unvested Subject Shares (“Unvested Shares”) at price per share equal to the Original Purchase Price per share. The Company may exercise the Repurchase Option as to any or all of the Unvested Shares for a period of ninety (90) days following the Executive’s termination of his employment.”

2. Amendment to Section 6 of the Restriction Agreement. Section 6 of the Restriction Agreement shall be amended automatically immediately prior to the Merger, without any further action on the part of the Company or Executive, to read in its entirety as follows:

“6. Special Lapsing of Repurchase Option Upon Change of Control. If, within the 24-month period immediately following a “Change of Control” (as defined below), the Executive’s employment with TouchTunes and its Affiliates is terminated by TouchTunes without Cause or by Executive for “Good Reason,” all Subject Shares that have not vested in accordance with Section 1(b) hereof shall become automatically vested and released from the Repurchase Option.”

3. Amendment to Section 7 of the Restriction Agreement. Section 7 of the Restriction Agreement shall be amended automatically immediately prior to the Merger, without any further action on the part of the Company or Executive, to read in its entirety as follows:

“7. Definitions.

(a) Affiliate. For purposes of this Agreement, “Affiliate” means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the TouchTunes, either directly or through one or more other Affiliates.

(b) Cause. For purposes of this Agreement, “Cause” means cause for dismissal of Executive from his employment without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, willful and reckless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, or serious breach of duty not corrected within thirty (30) days of notice to that effect and discriminatory employment practices governed by statute.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means:

(i) the TouchTunes’ parent company (the “Parent”) consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Parent (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power, immediately after such Fundamental Transaction, of (A) the Parent’s outstanding securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division; or

(ii) the stockholders of the Parent approve a plan of complete liquidation or winding-up of the Parent or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Parent’s assets.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s termination of employment if: (i) TouchTunes fails to pay Executive any compensation or benefits due under the Employment Agreement between TouchTunes and Executive (the “Employment Agreement”) and such failure is not be remedied within ten (10) days after receipt of written notice from Executive specifying such failure; (ii) TouchTunes materially breaches any other material provision of the Employment Agreement and such breach is not remedied within 30 days after receipt by TouchTunes of written notice from Executive specifying such breach; (iii) TouchTunes requires Executive to relocate his principal place of employment to a location that is more than 25 miles from its current location; (iv) TouchTunes reduces Executive’s base salary or (v) there is any diminution in Executive’s position, authority or duties.”

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Entire Agreement; No Further Amendment. Except as expressly amended hereby, the Restriction Agreement shall remain in full force and effect in accordance with its terms. Upon the consummation of the Merger, without any further action on the part of the Company or Executive, the Subject Shares shall be modified as determined under the agreement evidencing the Merger, and the Restriction Agreement shall be modified to reflect the effects of the Merger, including without limitation, references to the Company shall instead be references to the Parent. This Amendment, together with the Restriction Agreement, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof.

6. Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 1 to Stock Restriction Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“COMPANY”

NATIONAL BROADCAST MEDIA CORP.

By:	/s/ Stephen Straus

Its:	Stephen Straus, Secretary

Address:

2800 Industrial Terrace Austin, Texas 78758

“EXECUTIVE”

/s/ BOB WEINSCHENK
BOB WEINSCHENK

Address:

4316 Rio Robles Drive Austin, Texas 78746

NATIONAL BROADCAST MEDIA CORP.

AMENDMENT NO. 1 TO STOCK RESTRICTION AGREEMENT

SIGNATURE PAGE